Exhibit 99.1

Pacific Premier Bancorp
July 22, 2015 at 12:00 p.m. Eastern

Pacific Premier Bancorp
Second Quarter 2015 Conference Call
July 22, 2015 at 12:00 p.m. Eastern

CORPORATE PARTICIPANTS Steven Gardner - President, Chief Executive Officer and Director Allen Nicholson - Chief Financial Officer and Executive Vice President

PRESENTATION

Operator
Welcome to the Pacific Premier Bancorp Second Quarter 2015 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed zero. After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your telephone keypad. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Steven Gardner, President and CEO of Pacific Premier Bancorp. Mr. Gardner, please go ahead.

Steven Gardner
Thank you, Amy. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning we released our earnings report for the second quarter of 2015. I’m going to walk through some of the notable items. Allen Nicholson, our CFO, is going to review a few of the financial details and then we’ll open up the call to questions.

I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments, and I’d encourage all of you to take a look and read through those at a future date.

From an overall perspective, we’re pleased with our second quarter performance which clearly demonstrates our ability to execute on our organic growth strategy and our ability to extract value from our acquisitions. With $7.8 million in net income and $0.36 per diluted share, this represents the most profitable quarter in the company's history. With the merger-related expenses from the Independence Bank acquisition behind us, we had a fairly clean quarter that's more reflective of the type of earnings power that we have developed. We saw positive trends across the board and we’re building towards a strong second half of the year.

We’re seeing generally healthy economic conditions in nearly all of our markets and with the investments we’ve made to expand our banking team and improve our coverage across Southern California, we are seeing good loan demand and strong growth in our customer base. We had the most productive quarter in our history with $284 million in new loan commitments, which is almost double the production we had in the second quarter of last year. Over the past few years, we’ve focused on building a diversified group of business lines that both complement our core business banking focus and deliver higher risk-adjusted returns. The diversified loan products and geographic dispersion reduces our overall risk profile.

The second quarter was a great example of the diversified loan production that is a result of our highly focused approach towards business development. Our team of business bankers generated $73 million in construction loan commitments, $52 million of franchise loans, $47 million of warehouse facilities, $36 million of C&I loans and $22 million of SBA loans. Importantly, we’ve been able to generate this strong loan production without compromising on pricing or our credit standards.

The average yield on our new loan commitments in the second quarter was 4.81%, consistent with the rate we saw on new originations in the first quarter. With our focus on higher margin loan products, such as SBA, franchise and construction lending, we’ve been able to mitigate some of the pressure on loan yields stemming from the low interest rate environment. We do expect to see continued pressure on loan yields, in particular in the C&I and owner-occupied CRE loan segments, as we continue to move upmarket with larger business relationships.

While we had a strong quarter of loan production, our overall loan growth was impacted by a high level of loan sales in the quarter, $89 million of total loan sales; $21 million of the sales activity related to our SBA loans as we resumed selling these loans into the secondary market. We expect to have a consistent flow of SBA loan sales going forward, which should generate very attractive levels of fee income. The other $68 million of loan sales came out of a variety of portfolios including seasoned and newly originated CRE, multifamily and residential loans.

For those of you that have followed the bank for a while, you know that we actively utilize loan purchases and loan sales across a variety of product types as part of our strategy to manage our growth, concentration risk, liquidity levels and to help achieve our targeted IRR. The primary consideration for the sales in the second quarter was the management of our loan to deposit ratio, which had ended the first quarter at 104%. We were able to reduce the loan to deposit ratio during the current quarter to 101%.

Given that we anticipated some runoff of higher cost deposits from Independence Bank in the second quarter, it was important for us to take steps early in the quarter to manage the loan side of the equation. While we are comfortable running the bank in an elevated loan to deposit ratio as high as 105% for a period of time, we recognize that regulators pay close attention to this ratio and with our active ongoing M&A strategy, it's important for us to ensure that our regulators are comfortable with the levels of wholesale funding and leverage at the bank so that we can continue to have a quick and efficient regulatory approval process for future transactions. While we continue to use loan sales as part of our balance sheet management strategy, for the foreseeable future we wouldn't expect the volume of sales to be anywhere near what they were in the second quarter, with the exception of the likely sale of SBA loans.

During the quarter, we were able to increase total deposits despite the runoff from Independence Bank’s higher rate funds. This was due to the growth we continue to see in non-interest-bearing deposits as well as adding some more wholesale CDs to lock in attractive rates and to further support our IRR management. The deposit flows we saw in the second quarter had the effect of reducing our cost of time deposits by six basis points and our total cost of deposits by three basis points from the prior quarter.

The reduction in our cost of deposits contributed to a strong expansion in our net interest margin in the second quarter. Our margin increased to 4.26% from 3.99% last quarter. Outside of the deposit costs, the other key factor was moving back to a more normalized liquidity position, which had a favorable impact on our mix of earning assets. As we indicated on our last call, we had built up liquidity during the first quarter for a number of reasons, most notably to help manage deposit flows around the closing of the Independence acquisition. Once we had managed the deposit outflow from Independence, we were able to bring down our excess cash balances and reduce most of the increase in FHLB advances we had during the first quarter. All of these decisions and activities helped drive a significant expansion in our net interest margin.

Another one of the key drivers of the earnings growth this quarter was the improved operating leverage we are starting to see as a result of the cost savings from the Independence acquisition. Our efficiency ratio improved to 53.7%, from rather 64.6%, for the first quarter of this year and we should continue to see positive trends in this area going forward.

Turning to our outlook, we expect to have a solid second half of the year. Both the loan and deposit pipelines are strong, so we should continue to see quality balance sheet growth in the coming quarters. We are particularly pleased with the opportunities we’re seeing in the Inland Empire following the Independence acquisition. The Inland Empire has had a nice recovery over the past couple of years with strong job growth and an expansion of business activity.

While we’re optimistic about the near-term prospects, we continue to operate the company with a long-term perspective. We aren’t making decisions based on what's appropriate for a bank with $2.5 billion in assets, but rather what's appropriate for a bank with $5 billion to $7.5 billion in assets, which we see as the sweet spot in the market from an earnings perspective and valuation standpoint. Our philosophy dictates that we systemically assess our people, processes and internal controls consistently and in an ongoing basis. These assessments leads to change as we continually seek to make improvements in our processes, risk management, as well as our managers and bankers.

Over the past several quarters, we have brought in a number of bankers and managers that are having a material impact on our business and helping us reach a higher level of growth and profitability while maintaining our disciplined approach to managing all aspects of risk. We continue to look at adding bankers that can help us deepen our penetration within our core markets and strengthen our presence in Southern California. We are exceptionally pleased with how the series of acquisitions we have made over the past few years have molded together to create a highly diversified commercial bank with strong asset generating capabilities and an attractive deposit base.

We are delivering strong organic growth and we continue to have the capital strength to act on additional M&A opportunities that can enhance the value of our franchise. We’re confident that we can continue to execute well on our growth strategies and deliver strong results for our shareholders.

With that, I’m going to turn the call over to Allen to provide a little bit more detail on our second quarter results. Allen?

Allen Nicholson
Thanks, Steve. We’ve provided a significant amount of detail on our earnings release today. So I’m just going to review some of the more significant items in the quarter. I’m going to start with our income statement.

Steve already discussed the major items impacting our net interest margin. I’ll just add a couple other points. First, we received a one-time special dividend from the FHLB during the quarter of approximately $500,000. This dividend increased the interest income and the yield on our security portfolio by 63 basis points. Special dividend had a positive impact our net interest margin of about eight basis points. Excluding the dividend, our margin would have been 4.18% in the quarter, which is a more reasonable starting point for modeling our net interest margin going forward.

We also recognized $659,000 in loan discount accretion during the second quarter, most of which was associated with the Independence Bank acquisition. This compares with $595,000 last quarter. Our net interest income increased $2.7 million from the prior quarter. The biggest driver of the increase was the gain on loan sale income this quarter we talked about. Other major sources of non-interest income were relatively consistent compared to the prior quarter.

When merger-related expenses are excluded, our net interest expense increased by $737,000 from the first quarter, partially due to the full quarter impact of adding Independence Bank. The increase was spread across a number of smaller line items with no particular meaningful increase in any one area. Also during the second quarter we added approximately $400,000 of one-time severance expense which was unrelated to the integration of Independence Bank.

Turning to our balance sheet, our total loans declined by approximately $13 million from the end of the prior quarter. This decline was entirely due to the loan sales, as Steve discussed. Our total deposits increased $53 million from the end of the prior quarter, with most of the growth coming in non-interest-bearing deposits and wholesale CDs.

Finally looking at asset quality, we continue to see positive trends within the portfolio. Our nonperforming assets ticked down to 19 basis points of total assets from 21 basis points at the end of the prior quarter. We continue to have very little loss experience with net charge-offs of just $379,000 in the quarter. Although total loans didn't increase in the quarter and we had generally positive migration within our loan grades, we did see some growth in portfolios that require a higher level of reserve. As a result, we recorded a provision of loan loss of $1.8 million in the quarter.

This brought our allowance to total loan ratio up to 71 basis points from 64 basis points at the end of the prior quarter. However, when the fair market credit value discounts related to acquired loans are included in the total, our ratio increases to 94 basis points from the 90 basis points at the end of the last quarter. We continue to have a very strong coverage of our non-accrual loans with an allowance that represents 345% of our non-accruals at the end of the quarter.

So with that, we would be happy to answer any questions you may have. Operator, you may please open up the call.

QUESTIONS AND ANSWERS

Operator
Thank you. To ask a question, you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. Once again, that’s star then one if you’d like to ask a question.

Our first question comes from Brian Zabora at KBW.

Brian Zabora
Thanks. Good morning.

Steven Gardner
Hi, Brian.

Brian Zabora
I had a question on the deposit runoff from Independence. How much ran off and do you think you are through most of the runoff?

Steven Gardner
I don't have that specific number in front of me, Brian, but we can get that to you. We do feel that most of the runoff has occurred. We had expected it in the first and second quarter, particularly in the second quarter when we consolidated and closed three of the branches and moved some of the rates down for various products. But we do feel that we’re through the majority of that.

Brian Zabora
Great. And then on the loan pipeline side, could you give us a sense of how the pipeline compares to the end of last quarter?

Steven Gardner
Pretty similar other than in the one area which is warehouse. We’re down quite a bit as far as what's in the pipeline from the warehouse side. Most of the increase that we’ve seen in the warehouse has come through the existing clients we have and given the pretty marked slowdown that we’re seeing in mortgage banking activity here entering the third quarter, I wouldn't expect to see those commitments grow.

But the other than that, the pipeline is very robust and diversified across the product types.

Brian Zabora
Great and thanks for taking my questions.

Steven Gardner
Sure.

Operator
The next question comes from Andrew Liesch at Sandler O'Neill.

Andrew Liesch
Hi, guys.

Steven Gardner
Hi, Andrew.

Andrew Liesch
A quick question on the mortgage that you just referenced. Is the slowdown just basically a drop off of refi activity or is purchase business slowing as well?

Steven Gardner
It's predominantly in the refi activity that we’re seeing it. And we see it sort of secondhand, because we’re obviously not in the mortgage banking business other than providing the warehouse credit facilities to the mortgage bankers.

Andrew Liesch
Got you. And then, one question just on your M&A outlook. I was just curious like how are the discussion that you’re having, are they more optimum than they were, say six months ago or a quarter ago? Just what's the mood there in the market?

Steven Gardner
I’d say that they’re about on par where they’ve been the last six months. You know our strategy, Andrew. I’m regularly reaching out to CEOs to chat with them and discuss how maybe partnering with us might make sense for them and their shareholders, and we’re going to continue to actively pursue it. But I haven't seen any marked change, per se, in the level of conversations over the last six months.

Andrew Liesch
Got you. Thanks for taking my questions.

Operator
The next question comes from Don Worthington at Raymond James.

Don Worthington
Hi. Good morning.

Steven Gardner
Good morning, Don.

Don Worthington
On the lending volumes, you mentioned the origination level for the franchise product. What's the net growth in the quarter and do you have like a balance of the franchise loans at the end of the quarter?

Steven Gardner
I can get you that, Don. I don't have it right in front of me. Allen, do you happen to have that number?

Allen Nicholson
I don't have it at my fingertips either, but we’ll get it to you very shortly.

Don Worthington
Okay. Thanks. I just kind of get the impression that it's doing at least as well as you thought, maybe better in terms of volume. So I was just trying to frame that a little bit.

Steven Gardner
It is Don. And also we’ve managed the growth there to ensure that we maintain the yields along with the credit quality and that business has performed in line, if not better, than our expectations.

Don Worthington
Okay. And then in terms of the construction loans, what types of properties are you funding?

Steven Gardner
It's been the same product type, generally across up and down coastal Southern California typically with a mile or less from the coast. It is infill spec single-family development. There’s a little bit, a small amount of commercial development that we’re doing, but that's to a much lesser degree.

Don Worthington
Okay. Thanks.

Operator
Next question is from Tim Coffey at FIG Partners.

Tim Coffey
Good morning, gentlemen.

Steven Gardner
Tim.

Tim Coffey
Steve, the pace of the paydowns we saw in the quarter, can you give a little more color on that? For instance, does a bunch of it coming from Independence or is this a function of the current state of the market?

Steven Gardner
A good portion came from Independence where we sought to quickly manage out some credits out of the bank and then I think it's also just reflective of what's going on that the market is pretty healthy. It was spread across our portfolios with maybe a little bit heavier weighted towards investor-owned CRE and multifamily.

Tim Coffey
Okay. Would you anticipate the pace of paydowns ex-Independence to continue at the current level?

Steven Gardner
It's early in the third quarter here, but we actually expect them to slow down a little from the run rate that we saw here in the first quarter, which was, off the top of my head, I will pull it up, but it's in the release, I want to say $112 million, off the top of my head. Give me one second, Tim, and I’ll pull it up.

Tim Coffey

Sure.

Steven Gardner
$112 million was the paydowns during the quarter. As I said, we’re hopeful it’ll slow down a little bit here in the third quarter. We’ll see.

Tim Coffey
Okay. And as far as the outlook one quarter out on the warehouse lending, is there a possibility that net loan growth could be flat next quarter because of the warehouse line pulling back?

Steven Gardner
It's a possibility. We obviously, as I eluded to, the earnings release eluded to and Alan mentioned, we sold a good chunk of loans here early in the second quarter, predominantly to manage our loan to deposit ratio, and we certainly would not expect it to sell anything other than SBA products here this quarter.

So we’ll see and just given the fairly strong originations that we’ve been able to put up on a pretty consistent basis, it's not too typical that we have a flat quarter from a loan growth standpoint.

Tim Coffey
Right. Okay. Well, thank you. Those were my questions.

Steven Gardner
Sure.

Operator
As a reminder, if you’d like to ask a question, you may press star then one on your touchtone phone. Our next question comes from Gary Tenner, D.A. Davidson.

Gary Tenner
Good morning, Steve. Good morning, Allen.

Steven Gardner
Hi, Gary.

Gary Tenner
Just a question on the expense side. You mentioned the severance expenses in the quarter. What's the comp expense reduction that should come out of that?

Steven Gardner
Well, we had the $400,000 of severance expense that was unrelated to Independence Bank, but that's about it from the expense side. If you look, we’re in a pretty good spot right now from an employee standpoint, but as I mentioned, we’re going to continue to add good quality bankers and managers, whether it's an improvement from existing staff or additions that we think will ultimately translate into higher production and earnings.

Gary Tenner
Right. Well, what I was trying to ask and I may have not done it well, the headcount reduction related to that severance expense, what type of reduction in compensation should that translate to from second quarter? Or was that fully embedded in second quarter in terms of the run rate of headcount?

Steven Gardner
Most of that came early in the quarter with the closing and consolidation, rather not the closing, but the systems conversion and consolidation of Independence Bank. So it was just about fully baked into the number.

Gary Tenner
Okay. And any other cost saves associated with Independence that we should expect, any step down in expenses third quarter or are you saying that basically ex the severance we’re about where things would be?

Steven Gardner
That's it. The latter. I don't see any. We’ve gotten just about most of the-all of the cost saves out of the Independence transaction.

Gary Tenner
Okay. That's helpful. Thank you.

CONCLUSION

Operator
At this time, we show no further questions. I would like to turn the conference back over to Mr. Gardner for closing remarks.

Steven Gardner
Thank you, Amy. Thanks again for joining us this morning. If you have any questions, please feel free to give either Allen or myself a call and we would be happy to talk with you. Have a great day, all.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.